SETTLEMENT AGREEMENT

This Settlement Agreement (this "Settlement Agreement") is entered into this 15th day of August, 2006 ("Effective Date") by and between Plaintiffs Language Access Network, Inc. ("LAN") and Risk Capital Management, LLC ("Risk") (collectively, LAN and Risk are referred to as "Plaintiffs") and Defendant Richard Fitzpatrick ("Fitzpatrick").

WHEREAS, LAN filed a Complaint for Declaratory Judgment and Request for Expedited Hearing Under Civ. R. 57 against Fitzpatrick on May 6, 2006 and PIaintiffs filed an Amended Complaint (collectively, the "Complaint") against Fitzpatrick on June 27, 2006 in Language Access Network, et al., v. Fitzpatrick, Case No. 06-CVH-05-5984, Franklin County, Ohio Common Pleas Court (Peterson, J.) (the "Litigation");

WHEREAS, the Complaint sought to recover from Fitzpatrick his stock interest in LAN, which stock interest totals 2,920,000 shares ("Shares");

WHEREAS, the parties desire to compromise and settle all claims and controversies asserted in the Complaint, and intend that the full terms and conditions of their agreed resolution be set forth in this Settlement Agreement.

NOW, THEREFORE, for good and valuable consideration, the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

PROMISES, COVENANTS AND CONDITIONS

1.	Fitzpatrick shall distribute the Shares as follows:

(a)
Fitzpatrick shall cause 1,400,000 of his Shares ("Surrendered Shares") to be evidenced by a new certificate or certificates and endorse such certificate or certificates to LAN or deliver such certificate or certificates along with an executed stock power conveying Title in LAN to LAN. LAN acknowledges that the Surrendered Shares have been delivered to and received by LAN.

(b)
Fitzpatrick shall transfer an aggregate of 150,000 of the shares held by him in LAN in a private transaction to counsel representing him with regard to the Litigation ("Attorney Transferees"), subject to the terms of this Settlement Agreement.

(c)	Fitzpatrick shall retain and/or transfer 1,370,000 of a shares held him in LAN ("Remaining Shares"), subject to the terms of this settlement Agreement.

2.	Except as otherwise provided herein, Fitzpatrick shall not sell, transfer, or otherwise convey in a public market more than an aggregate of the following:

(a)	20,000 of the Remaining Shares per month for a period of twelve (12) months, with the first month ending July 31, 2006.

(b)	40,000 of the Remaining Shares per month after the twelve month period ending June 30, 2007, and continuing for each month thereafter until depleted.

3.
The parties acknowledge LAN's issuance of correspondence to Pacific Stock Transfer on June 30, 2006 permitting Fitzpatrick to sell a portion of his Remaining Shares and agreeing to the removal of the restrictive legend on LAN share certificate number 0263.

4.
In the event that Fitzpatrick transfers Remaining Shares in any private transaction, then Fitzpatrick shall ensure that each private transferee, including subsequent transferees, of the Remaining Shares complies with the aggregate stock transfer restrictions of Paragraphs 2(a) or (b), as applicable. By way of example, If Richard sells 20,000 of the Remaining Shares in September, 2006 and gifts 10,000 of the Remaining Shares to a charity, the recipient must agree in writing that it cannot sell the gifted shares, unless its sales, when aggregated with Fitzpatrick's sales are less than the 20,000 or 40,000 share per month limits of Section 2(a) or (b) as applicable.

5.
The per month resale restrictions set forth in Section 2(a) and (b) of this Settlement Agreement are non-cumulative, meaning that if less than the permitted amount of shares are sold in any month, the amount of unsold shares shall not be carried forward and added to the amount of shares permitted to be sold in any following month.

6.
In the event of a stock purchase sale or merger wherein all of LAN's stock is sold to a third party, Fitzpatrick may participate in the transaction and sell or otherwise dispose of his Remaining Shares pursuant to that transaction in excess of the per month restrictions set forth herein and to an extent consistent with other similarly situated shareholders.

7.
Prior to Fitzpatrick transferring 150,000 of his shares in LAN to the Attorney Transferees, such Attorney Transferees must agree in writing not to sell, or allow a private transferee to sell, more than an aggregate of 5,000 shares per month in the public market until July I, 2007, after which time the Attorney Transferees, along with any private transferees, may sell up to an aggregate of 7,500 shares per month into the public market until depleted. In the event of a stock purchase sale or merger wherein all of LAN's stock is sold to a third party, the Attorney Transferees may participate in the transaction and sell or otherwise dispose of their stock pursuant to that transaction in excess of the per month restrictions set forth herein and to an extent consistent with other similarly situated shareholders. A copy of the written agreement entered into by the Attorney Transferees shall be provided to LAN within 7 days after such agreement is fully signed.

8.
Fitzpatrick agrees that a breach of the stock transfer restrictions set forth in this Settlement Agreement constitutes irreparable harm and injury to Plaintiffs for which there is not an adequate remedy at law and that, therefore, in addition to any other rights and remedies, including damages, Plaintiffs shall be entitled to specific performance or an injunction restraining any such breach.

9.	LAN may provide a copy of this Settlement Agreement to Pacific Stock Transfer Company or any other stock transfer agent utilized by LAN for the transfer of its shares ("Transfer Agent").

10.
(a) The parties agree that LAN may direct the Transfer Agent to place a legend on the certificate or certificates making up the Remaining Shares and the shares transferred to the Attorney Assignees setting forth the existence of this Settlement Agreement and the transfer restrictions set forth in this Settlement Agreement, which legend on the Remaining Shares shall state substantially as follows:

The transfer of these shares is subject to a Settlement Agreement dated August 2006 by and between Language Access Network Inc. ("LAN') and Richard Fitzpatrick, and others, which restricts the public sale, transfer or other conveyance of these shares by Fitzpatrick and any private transferee of these shares, to no more than an aggregate of the following:

(1)  20,000 of the LAN shares per month for a period of twelve (12) months, with the first month ending July 31, 2006.

(2)  40,000 of the LAN shares per month after the twelve month period ending June 30, 2007, and continuing for each month thereafter until depleted

This restriction shall not apply in the event of a stock purchase/sale or merger wherein all of LAN's shares are sold to a third party, in which case the shares may be sold in excess of the per month restriction to the extent consistent with other similarly situated shareholders.

(b) The legend on the shares transferred to the Attorney Transferee Grey Jones under this Settlement Agreement shall state substantially as follows:

The transfer of these shares is subject to a Transfer Agreement dated August , 2006, between Richard Fitzpatrick Grey Jones and David G. LeGrand, which restricts the public sale, transfer, or other conveyance of these Language Access Network Inc. ("LAN") shares by Grey Jones, and any private transferee of these shares, to no more than an aggregate of the following:

(1)  1000 of the LAN Shares per month for a period of twelve (12) months, with the first month ending July 31, 2006.

(2)  1500 of the LAN Shares per month after the twelve month period ending June 30, 2007, and continuing for each month thereafter until depleted

This restriction shall not apply in the event of a stock purchase/sale or merger wherein all of Language Access Network's shares are sold to a third party, in which case the shares may be sold in excess of the per month restriction to the extent consistent with other similarly situated shareholders.

(c)
The legend on the shares transferred to the Attorney Transferee David G. LeGrand under this Settlement Agreement shall state substantially as follows:

The transfer of these shares are subject to a Transfer Agreement dated August , 2006, between Richard Fitzpatrick Grey Jones and David G. LeGrand, which restricts the public sale, transfer, or other conveyance of these Language Access Network Inc. ("LAN') shares by David G. LeGrand, and any private transferee of these shares, to no more than an aggregate of the following:

(1) 4000 of the LAN Shares per month for a period of twelve (12) months, with the first month ending July 31, 2006.

(2) 6000 of the LAN Shares per month after the twelve month period ending June 30, 2007, and continuing for each month thereafter until depleted.

This restriction shall not apply in the event of a stock purchase/sale or merger wherein all of LAN's shares are sold to a third, in which case the shares may be sold party in excess of the per month restriction to the extent consistent with other similarly situated shareholders..

(d)  Fitzpatrick agrees to provide the certificate or certificates constituting the Remaining Shares and the shares transferred to the Attorney Transferees to the Transfer Agent for the placement of the appropriate legend. All certificates representing any of the Remaining Shares, including any Remaining Shares transferred in private transactions and the shares transferred to the Attorney Transferees, shall continue to bear such legend and all such shares shall continue to be subject to the terms of this Settlement Agreement until such shares are sold in the public market. However, LAN acknowledges that upon execution hereof, other than as restricted by the terms of that certain Lock Up Agreement dated March 27, 2006 or by applicable law, there shall be no restrictions other than as imposed by this Settlement Agreement upon Fitzpatrick, the Attorney Transferees or recipients of Remaining Shares from Fitzpatrick in private transactions, or as set otherwise set forth in this paragraph. Specifically, LAN does not object to an assertion that the Remaining Shares and the shares to be transferred to the Attorney Transferees under this Agreement have been held by Fitzpatrick for more than 2 years.

11.
(a) Fitzpatrick agrees that he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Plaintiffs or any of their respective officers, directors, employees, advisors, businesses or reputations.

(b) The Plaintiffs, and their respective officers and directors, agree to not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Fitzpatrick or his business or reputation.

(c)  Notwithstanding the foregoing, nothing in this Agreement shall preclude either Fitzpatrick or the Plaintiffs and their respective officers and directors from making truthful statements or disclosures that, are required by applicable law, regulation or governmental entity with authority over Plaintiffs' business, or as part of a legal process, including either party's defense of a third party legal action. Further, Plaintiffs and their respective officers and directors may indicate that Fitzpatrick's departure from LAN occurred as of May 1, 2006 and that as part of the departure, 1,400,000 shares were returned to LAN, which accounts for approximately one half of Fitzpatrick's holdings.

(d)  Fitzpatrick agrees to LAN's issuance of a press release regarding the Surrendered Shares, which press release was issued on July 6, 2006.

12.
Within 14 days after the Effective Date, Fitzpatrick shall execute an irrevocable proxy for the voting of the Remaining Shares in his possession in favor of the Board of Director's of LAN, and agrees to refrain from attending meetings of the shareholders notwithstanding the receipt of a form invitation to attend such meeting. The parties agree that such proxy shall be deemed to be coupled with an interest to the extent required for irrevocable proxies under the corporate law of the State of Nevada.

13.
The parties agree that Fitzpatrick's service as Chief Executive Officer, Treasurer and Board Member of LAN ended effective May 1, 2006 and further agree that the purported July 15, 2005 Independent Contractor Agreement between Global Institute for Gaming Innovation, Inc. and Richard G. Fitzpatrick is null and void ab iniiio (from the beginning) and is not, and has never been, of any binding effect or force.

14.
(a) The parties hereto, for themselves and for their respective predecessors, successors, affiliates, assigns, heirs, executors, administrators, and legal representatives release and forever discharge each other, and all related companies and entities, and all of their respective predecessors, successors, subsidiaries, divisions, employees, officers, officials, directors, stockholders, representatives, attorneys, assigns and agents of and from all claims, demands, damages, fees, expenses, actions, causes of action or suits in equity, or whatever kind or nature whether heretofore or hereafter accruing, or whether now known or not known to the parties, asserted or not asserted in this Litigation as a claim or counter-claim, which arise from or are related to the allegations set forth in the Complaint, the Litigation, Fitzpatrick's service and status as CEO, Treasurer, Board Member or shareholder of LAN (including, but not limited to, any claims by Fitzpatrick for compensation or salary, whether on not on the books of LAN), or the operation of and actions by and on behalf of LAN that occurred any time on or prior to the Effective Date.

(b) Notwithstanding the foregoing, Fitzpatrick shall be entitled to indemnification in the event of claims against Fitzpatrick by persons not a party to this Settlement Agreement relating to his activities on behalf of LAN to the extent provided for by LAN in its bylaws or by agreement, or by applicable law, and LAN shall be entitled to any and all defenses to any such claim for indemnification and to seek recovery from Fitzpatrick of any payments made pursuant to such claim for indemnification to the extent provided in the LAN bylaws or by agreement, or applicable law. Further, LAN, its officers and directors reserve the right to seek indemnification, contribution and other appropriate recovery from Fitzpatrick in the event LAN has a claim filed or pursued against it by a third party for which LAN, its officers and/or directors believe Fitzpatrick is wholly or partially responsible or liable.

15.	Within two (2) days after the Effective Date LAN shall file or cause its counsel to file an appropriate notice pursuant to Ohio Civ. R. 41(a) dismissing with prejudice the Complaint.

16.
The parties hereto expressly represent and warrant that they have received independent advice from their respective attorneys with regard to the settlement provided for herein and with respect to the advisability of executing this Settlement Agreement. The parties have not relied on any statements, representations, omissions, inducements or promises in executing this Settlement Agreement except as expressly stated herein.

17.
As executed, this Settlement Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior oral or written agreements and undertakings between them respecting the subject matter hereof. The parties hereto further agree that this Settlement Agreement has been drafted utilizing input from each of them and that none of them separately shall be construed to have drafted it for purposes of interpreting this document should it be necessary to do so. This Settlement Agreement shall not be modified, altered or discharged except by a writing signed by all of the parties hereto.

18.
This Settlement Agreement is binding upon, and shall inure to the benefit of the parties and their respective agents, employees, representatives, officers, directors, subsidiaries, predecessors, successors and assigns.

19.	This Settlement Agreement shall be interpreted under and governed by laws of the State of Ohio.

20.	This Settlement Agreement may be executed in any number of counterparts, each of which shall be deemed an original. All such counterparts shall together constitute but one and the same documents.

IN WITNESS WHEREOF, the parties hereby execute this Settlement Agreement consisting of 7 pages, including signatures, intending to be legally approved.

RICHARD FITZPATRICK

/s/ Richard Fitzpatrick

DATE:_____________

LANGUAGE ACCESS NETWORK, INC.

BY:/s/ Andrew Panos

ITS: President

DATE: 8/11/06

RISK CAPITAL MANAGEMENT, LLC

BY:/s/ Hall Risk

ITS: Member

DATE: 8/12/06

TRANSFER AGREEMENT

This Transfer Agreement (this "Transfer Agreement") is entered into effective the day of August, 2006 ("Effective Date") by and between Richard Fitzpatrick ("Fitzpatrick"), Grey Jones ("Jones), David G. LeGrand (LeGrand) and Language Access Network, Inc.

WHEREAS, LAN filed a Complaint for Declaratory Judgment and Request for Expedited Hearing Under Civ. R. 57 against Fitzpatrick on May 6, 2006 and Plaintiffs filed an Amended Complaint (collectively, the "Complaint") against Fitzpatrick on June 27, 2006 in Language Access Network, et al., v. Fitzpatrick, Case No. 06-CVH-05-5984, Franklin County, Ohio Common Pleas Court (Peterson, J.) (the "Litigation");

WHEREAS, the Complaint sought to recover from Fitzpatrick his stock interest in LAN, which stock interest totaled 2,920,000 shares ("Shares");

WHEREAS, pursuant to a Settlement Agreement of even date herewith, the parties to the Litigation compromised and settled all claims and controversies asserted in the Complaint,

WHEREAS, pursuant to and in accordance with the Settlement Agreement, Fitzpatrick is authorized to transfer 150,000 LAN shares to Jones and LeGrand as the "Attorney Transferees" as such term is defined in the Settlement Agreement,

NOW,THEREFORE, for good and valuable consideration, the mutual promises, covenants and conditions contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

1.	Fitzpatrick shall deliver to Jones 30,000 LAN shares as full and final payment for legal services in connection with the Litigation.
2.	Fitzpatrick shall deliver to LeGrand 120,000 LAN shares as full and final payment for legal services in connection with the Litigation. 100,000 LAN shares shall be transferred upon execution hereof and the balance of 20,000 LAN shall be delivered on October 1, 2006.
3.	Except as otherwise provided herein, the public sale, transfer, or other conveyance of Jones' shares by Jones, and any private transferee of these shares, shall be restricted, in the aggregate, to no more than the following:

(a)	1000 of the LAN Shares per month for a period of twelve (12) months, with the first month ending July 31, 2006.

(b)	1500 of the LAN Shares per month after the twelve month period ending June 30, 2007, and continuing for each month thereafter until depleted.

4.	Except as otherwise provided herein, the public sale, transfer, or other conveyance of LeGrand's shares by LeGrand, and any private transferee of these shares, shall be restricted, in the aggregate, to no more than the following:

(a)	4000 of the LAN Shares per month for a period of twelve (12) months, with the first month ending July 31, 2006.

INWITNESS WHEREOF, the parties hereby execute this Transfer Agreement consisting of (3) pages, including signatures, intending to be legally approved.

Richard Fitzpatrick

/s/ Richard Fitzpatrick

DATE:

Grey Jones

/s/ Grey Jones

DATE:  8/10/2006

David G. LeGrand

/s/ David G. LeGrand

DATE:

LANGUAGE ACCESS NETWORK, INC.

By: /s/ Andrew Panos
Andrew Panos
Its: President

DATE:8/11/06